SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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FORM 8-K
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CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): April 7, 2011

KEYUAN PETROCHEMICALS, INC.
 (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

Nevada	333-124837	45-0538522
(STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)	(COMMISSION FILE NO.)	(IRS EMPLOYEE IDENTIFICATION NO.)

Qingshi Industrial Park
Ningbo Economic & Technological Development Zone
Ningbo, Zhejiang Province
P.R. China 315803
 (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

(86) 574-8623-2955
 (ISSUER TELEPHONE NUMBER)

Silver Pearl Enterprises, Inc.
1541 E. Interstate 30
Rockwall, Texas 75087
 (FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)

–––––––––––––––– Copies to: Hunter, Taubman, Weiss 17 State Street, Floor 20 New York, NY 10004 Tel: 212-732-7184
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On April 7, 2011, we received notice from Nasdaq stating that we are not in compliance with Listing Rule 5250(c)(1) for continued listing due to the fact that we were not able to file our Form 10-K for the year ended December 31, 2010 by the due date of March 31, 2011.  In addition, we disclosed that our auditors have identified concerns that have prompted our audit committee to initiate an independent investigation and we expressed uncertainty that we would be able to file Form 10-K within the 15 day extension period allowed under Form 12b-25.

As a result, to maintain our Nasdaq listing, we must submit a plan of compliance to the Nasdaq by April 25, 2011, addressing any issues we believe would support our request for an extension of up to 180 calendar days from the due date of Form 10-K for the fiscal year 2010 to regain compliance.

Following our submission, the Nasdaq Listing Qualifications Department will evaluate our plan based on such factors as the likelihood that the Form 10-K, along with any subsequent periodic filing that will be due, can be made within the 180 day period, our past compliance history, the reasons for the late filing, other corporate events that may occur within Nasdaq review period, our overall financial condition and our public disclosure. If the plan is accepted, we may be able to continue our listing during the plan period up to September 27, 2011, during which time we will be subject to periodic review to determine if we are making progress consistent with the plan. If we do not submit a plan, or if our plan is not accepted, or if our plan is accepted but we fail to make progress consistent with our plan, or we are not in compliance by September 27, 2011, we will be subject to delisting proceedings. Under Nasdaq rules, we have the right to appeal any determination by Nasdaq to initiate delisting proceedings.

Item 9.01 Financial Statements and Exhibits

(d)     Exhibits

 99.1    Press Release issued by the Company on April 12, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Keyuan Petrochemicals, Inc.

By:	/s/ Chunfeng Tao
Name:	Chunfeng Tao
Title: Dated:	Chief Executive Officer April 12, 2011